Exhibit 99.1

Consolidated Graphics
Financial Results–March Quarter - 4Q 2005 Conference Call
Wednesday, May 4, 2005

Financial Dynamics:

Thank you and good morning everyone.  Welcome to the Consolidated Graphics Conference Call.  During the call, management will discuss the Company’s results for the fourth quarter and year ended March 31, 2005.  You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.consolidatedgraphics.com and a subsequent archive will be available.  Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today.  Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures.  Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer.  Joe, you may begin.

Joe Davis:

Thank you, and good morning.  With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released March quarter and full year 2005 financial results.

For the March quarter, we were pleased with our results.  Certainly the contribution from the seven Kelmscott companies we acquired in March boosted these results; however, our results generally would have exceeded our prior earnings forecast for the quarter, even without the contribution from this acquisition.

Revenues in the March quarter were $197.7 million, up $14.3 million from the year ago quarter.  This represents an 8% increase, driven by both internal growth and acquisitions.

Operating income was $14.5 million in the March quarter, representing a 7.4% operating income margin.  Compared to the prior year quarter, operating income was up 25% and operating margin increased by 110 basis points.

This increase in operating income, together with a 16% decrease in interest expense, resulted in a 39% improvement in net income to $8.6 million and, at $.60 per share, a 37% improvement in diluted earnings per share.

Recapping our full year results, 2005 was a record revenue year.  Total revenues were $779.0 million, up 10% from 2004.  Operating margin increased by 170 basis points to 7.3% while interest expense declined by $2.1 million or 29%. Each of these factors contributed to our 61% increase in diluted earnings per share, which totaled $2.31 for the year.

I am certainly pleased that our results are improving.  Some recovery in the economy over the past year has clearly helped.  More directly though, our performance resulted from leveraging our leading market position for growth in sales and profits in the midst of an improvement in the economy.  Let me explain.

I stated that our sales growth was driven by internal growth and acquisitions.  Internal growth was 1.1% in the March quarter and was 4.3% for the year.  Including election-related printing, internal growth for the year was 6.8%.  In light of prevailing economic conditions, our internal growth rates we believe are very good.  While the economy improved overall during our 2005 year as compared to the prior year, it was certainly not robust, and was especially modest in the March quarter based on recently released economic data.

The drivers of this internal growth are derived from our leading market position, consisting of 70 locations in 25 states.  We offer comprehensive capabilities that no other competitor can match.  As a result, we are well-positioned to capture growth opportunities.  This is evident with the success we are having with our National Sales and Cross-Selling efforts, both of which were major contributors to our internal sales growth the past year.

Consolidated Graphics is unique in our industry in being able to service all of a customer’s commercial printing related needs, all from one organization, utilizing state-of-the-art technology and equipment.  This makes us the most logical first choice for large corporations purchasing print throughout the country and we are, in fact, the preferred vendor for many national companies.  Our National Sales team continues to capitalize on these opportunities, with year-over-year growth rates of 53% in the March quarter and 22% overall for the year.  With the traction we’re gaining, I firmly believe our National Sales growth rate will continue to be very strong, equal to our 2005 growth rate if not stronger.  We have the right team in place; we have some great looking marketing materials, and we have a dynamic website to support our National Sales opportunities.

We also have a superior e-solution platform with CGXSolutions that is integral to our National Sales activities.  Our e-solution capabilities are powerful and link our customer’s print procurement activities to our print capabilities; streamline the effort it takes for our customers to buy printing, and increase their flexibility to manage the storage and distribution of printed materials.  In the March quarter, the number of active CGXSolutions sites grew to 244, representing a 3% sequential growth rate.

Cross-Selling is another major sales growth opportunity for Consolidated Graphics.  Cross-Selling enables us to capture incremental revenue opportunities by increasing sales to existing customers as well as by introducing a unique or specialized capability into a particular market through our local company presence.  From emphasis we placed on its strategic advantages, Cross-Selling grew 6% year-over-year in the March quarter and for the full year, grew 27%.  As we continue to grow our geographic footprint and expand our capabilities, we will continue to create opportunities for growth in Cross-Selling and we will continue to emphasize its importance to our sales force as a significant differentiating factor.

The breadth of our geographic footprint is one of the key factors in our plans for achieving long term growth in sales and profits.  Equally as important is offering our customers unparalleled levels of customer service and quality craftsmanship.  We address the quality demands of our customers by ensuring that our companies operate with all of the competitive advantages that state-of-the-art technology and equipment enable.  Our strong balance sheet enables us to make this commitment to our customers.  Our equipment is newer, more efficient and produces better quality printing than most of our competition.

In the March quarter, we made a net investment in new technology and equipment totaling $8.1 million.  For the full year, we invested $27.5 million.  Assuming continued steady improvement in economic and industry conditions and steady growth in our business, we expect to make further investments in 2006 totaling $35 million.  These investments, like the ones we made in 2005, will expand our customer product offerings, increase our efficiency and maintain our competitive advantage in all areas of our operations – pre-press, pressroom and finishing/bindery, as well as in our e-solution platform.

In addition to enabling us to meet our customer’s demands for quality, our investments in new technology and equipment also help us meet their service demands.  We further differentiate our customer service capabilities with investment in our employees.  These take many forms, one of which is our regional sales meetings, where we educate our more than 650 salespeople on the latest in printing technology and capabilities we have to offer.  We also continue to grow our Leadership Development Program.  We now have over 200 current participants or graduates of our program, which is unique in the industry and gives us a current competitive advantage and long-term bench strength for future growth.  To fully understand how significant this program can be, it is important to know that fourteen percent of our current company presidents originated from this program.  And for 2005, the collective performance of the companies they run was significantly better than our company average.

Once again, our strong balance sheet is a key factor in our ability to make these types of investments in our people.  It is also a key factor in our ability to grow our business through selective, strategic acquisitions.  The segment of the printing business in which we compete is still very fragmented.  We have a long history of identifying, acquiring and operating highly-regarded, well-managed printing companies and providing them the foundation and support to generate long-term growth in sales and profits.  6.8% of our revenue growth in the March quarter and 3.2% for the year was due to acquisitions we made, including the March acquisition of the seven Kelmscott companies.  We expect to see an acceleration in our acquisition activity over the next year.  As the Kelmscott transaction demonstrates, these acquisitions may include multi-location operations.  Regardless of the size of the opportunity, we will remain disciplined in our approach.  We look for companies with a strong management team, great customers and a reputation for superior service and craftsmanship.

For the June quarter, we expect revenues to increase year-over-year by 16% to $210.0 million.  A significant component of this increase is attributable to the Kelmscott acquisition.  In light of current economic conditions, we are forecasting a 1% internal growth rate, the same rate we reported for the March quarter.  Diluted earnings per share are expected to be sequentially flat at $.60 per share, up 25% over the prior year.

I will now turn the call over to Chris Colville to provide you more information on our March quarter and our June projections.

Chris Colville

Thank you Joe and good morning.  I will first review additional March quarter and full year 2005 financial information, then address elements of our June quarter projections.

Joe’s remarks emphasized our strong balance sheet.  We have a very low debt level relative to our total capitalization and relative to our earnings performance.  Total debt at March 31, 2005 was $119.5 million.  This is an increase from December of $40.1 million, reflecting the Kelmscott acquisition.  Our total increase in debt since March 31, 2004 however, was only $8.0 million even after taking into account our capital expenditures and our acquisitions during the year.

At March 31, our debt consisted of $70.2 million of floating rate bank debt bearing interest currently at 4.8%, fixed rate term equipment notes totaling $32.3 million and bearing interest at 5.4% and mortgages, industrial revenue bonds and other instruments totaling $17.0 million in the aggregate and bearing interest at a weighted average rate of 3.9%.  Unused capacity on our primary bank revolving credit facility was $76.5 million at March 31, and our pricing on that facility remains at 125 basis points over LIBOR.  We comfortably meet all of the underlying financial covenants.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations of, and the basis for our use of, certain non-GAAP financial measures, including EBITDA and Free Cash Flow.  Please refer to this filing for additional information.

EBITDA in the March quarter was $24.6 million, an increase of $4.1 million, or 20% from a year ago.  For the full year, EBITDA was $98.9 million, representing an increase of $23.2 million, or 31% from 2004.

Cash flow from operations in the March quarter was $22.6 million.  After subtracting this quarter’s net capital expenditures, Free Cash Flow was $14.5 million, ahead of our previous forecast, and bringing Free Cash Flow for the year to a very strong $46.1 million.

Looking forward to the June quarter, Joe previously discussed our top-line expectations and stated that we project $.60 per diluted share earnings, flat with the March quarter and up 25% from the prior year.  Although sales will be up 6% sequentially, we project flat earnings performance due to higher interest expense and an increase in our effective tax rate.

We estimate that operating margin in the June quarter will be 7.4%, equal to operating margin in the March quarter.  Because of the additional debt incurred to complete the Kelmscott acquisition, we project interest expense to be $1.7 million for the quarter.  Our effective tax rate will be increasing to 37.9%, which is our best current estimate of the overall income tax rate for the full 2006 year.  This compares to our 2005 effective tax rate of 36.7%, with the increase due primarily to the proportionately higher state income tax burden we will bear as a result of the Kelmscott acquisition.

At the projected earnings level of $.60 per share fully diluted, operating income is projected to be about $15.0 million.  Adding back projected depreciation expense of $10 million, results in projected EBITDA of $25 million for the quarter.

Operating Cash Flow is projected to be between $17 to $19 million.  It is important to note that, consistent with our discussion in prior quarters, we experience fluctuations in our operating cash flow, as a result of the timing of our payroll cycles relative to quarter end.  For the June quarter, we estimate this impact will be a reduction in cash flow of approximately $7.5 million.  Looking ahead to the remainder of the year, we expect to recoup about $2.5 million of this reduction by the end of fiscal 2006.

Assuming a pro-rata incurrence in the June quarter of our full year $35 million capital expenditure projection, free cash flow for the June quarter is expected to range between $8 million and $10 million.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris.  Before opening the call for questions, I would like to reiterate a point Chris made about our financial strength and opportunities to grow our business.  For our year ended March 31, 2005, our total debt grew by only $8.0 million although we invested $27.5 million in technology and equipment and acquired eight outstanding companies with combined annual revenues of $110 million.  Today, we are a 23% larger revenue company than we were a year ago.  This is truly evidence of our Power of Scale.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you operator.  As I stated earlier, we are very pleased with our March quarter and full year 2005 results.  We remain focused on generating additional growth in sales and profits and expanding our leadership position in the industry, and look forward to reporting back to you next quarter.  Most importantly, we appreciate the continued support of our customers, our employees and our shareholders.